Exhibit 99.4

CONSENT OF EVERCORE GROUP L.L.C.

August 30, 2019

The Board of Directors

NRC Group Holdings Corp.

952 Echo Lane, Suite 460

Houston, Texas 77024

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 23, 2019, to the Board of Directors of NRC Group Holdings Corp. (the “Company”) as Annex I to, and the references thereto under the captions “Summary—Opinion of NRCG’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—NRCG’s Reasons for the Mergers; Recommendation of the NRCG Board” and “The Merger— Opinion of NRCG’s Financial Advisor” in, the joint proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 filed by US Ecology Parent, Inc. with the U.S. Securities and Exchange Commission on August 30, 2019 (the “Registration Statement”) and relating to the proposed mergers involving the Company, US Ecology Inc. and US Ecology Parent Inc.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except with our prior written consent.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Mark Whatley
Mark Whatley
Senior Managing Director